FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of March 31, 2009, by and between Century Capital Management Trust, a Massachusetts business trust (the “Client”) and Foreside Fund Services, LLC, a Delaware limited liability company (“Foreside”) is effective as of November 1, 2010 (the “Effective Date”).

WHEREAS, the Client and Foreside desire to amend Exhibit A of the Agreement to add a new series of Century Capital Management Trust;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

II.	Exhibit A of the Agreement is hereby amended and restated as reflected in the attachment hereto.

III.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date set forth above.

CENTURY CAPITAL MANAGEMENT TRUST                                                             FORESIDE FUND SERVICES, LLC

By:  /s/ Alexander L. Thorndike____                                                                           By:  /s/ Richard J. Berthy___________
Print Name:  Alexander L. Thorndike                                                                                  Print Name:  Richard J. Berthy
Title:  Principal Executive Officer                                                                                       Title:  Vice President

EXHIBIT A TO THE
DISTRIBUTION AGREEMENT

Amended Effective as of November 1, 2010

Fund Names

Century Small Cap Select Fund
Century Shares Trust
Century Growth Opportunities Fund